Exhibit 10.1

August 10, 2012

Kris B. Tufto

Dear Kris,

On behalf of Image Sensing Systems, Inc. (ISS), I am pleased to confirm our employment offer to you as Interim President and Chief Executive Officer reporting to the Board of Directors. Listed below are the items related to your employment:

Starting Salary: $260,000 annually

Start Date: August 10, 2012

Annual Vacation: None

Company Benefits: Not eligible

You will be a temporary employee as described in the ISS Employee Handbook, with the term of your employment expiring on December 31, 2012, subject to the right of the ISS Board of Directors to terminate your employment at an earlier date, as described below.

The U.S. Immigration Reform and Control Act requires employers to verify employment eligibility for all new hires. You will be asked to provide documentation of your identity and of your authorization to work in the United States within three (3) days of your start date. Your employment may be contingent on successful reference and background checks.

It is important to note that neither this document, nor any other written and verbal communication, should be construed as creating a contract for employment or a warranty of benefits for any particular period of time, nor does it change the “at will” employment relations between ISS and any of its employees. This means that employees have the right to terminate the employment relationship with ISS at any time, with or without notice, for any reason. ISS has the same right to terminate the employment relationship at any time, with or without notice, for any reason not prohibited by law.

We are excited to have you join the team at ISS. If you are in agreement with this letter, please sign and date below and return to Becky Degendorfer, HR Manager, on or before September 14, 2012. If you have any questions please feel free to contact Jim Bracke.

7228028v1